EXHIBIT 4.2

CERTIFICATE OF FORMATION

OF

BOOMTOWN, LLC,

a Delaware limited liability company

The undersigned, for the purpose of forming a limited liability company pursuant to and by virtue of Section 201 of the Limited Liability Company Act of the State of Delaware (the “Act”), hereby signs the following certificate of formation:

ARTICLE I

NAME

The name of the limited liability company is Boomtown, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The Company’s registered agent and the address of the registered office where process may be served in the State of Delaware shall be: CorpAmerica, Inc., 2711 Centerville Road, Suite 400, Wilmington, DE 19808, or such other registered agent and registered office as the members shall, from time to time, determine.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSES

In addition to any other rights of indemnification permitted by the laws of the State of Delaware as may be provided for by the Company in this certificate of formation, the Company’s operating agreement or any other agreement, the expenses of members incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacity as members of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Delaware, as they are incurred and in advance of the final disposition of the action, suite or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member or manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Any repeal or modification of this Article III approved by the members of the Company shall be prospective only. In the event of any conflict between this Article III and any other article of the Company’s certificate of formation, the terms and provisions of Article III shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its members. The name of the initial member is Pinnacle Entertainment, Inc.

The formation shall be effective on November 4, 2003.

IN WITNESS WHEREOF, pursuant to Section 204 of the Act, the undersigned authorized person has acted as organizer of the Company and signed this certificate of formation the 4th day of November, 2003.

/s/ John A. Godfrey

John A. Godfrey